UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2007

CF Industries Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32597 (Commission File No.)	20-2697511 (I.R.S. Employer Identification Number)

4 Parkway North, Suite 400 Deerfield, IL		60015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 405-2400

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2007, CF Industries Holdings, Inc. (the “Company”) entered into a change in control agreement with Anthony J. Nocchiero, the Company’s Senior Vice President and Chief Financial Officer, effective as of May 8, 2007.  Under the terms of this agreement, Mr. Nocchiero is entitled to receive certain payments and benefits from the Company upon a qualifying termination, specifically if the Company terminates his employment without cause (other than by reason of his death or disability) or if he resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreement).  Under the change in control agreement, Mr. Nocchiero will be deemed to have good reason if, after a change in control, the Company takes or fails to take certain actions, including if the Company:

•                  fails to pay his specified annual salary or provide certain benefits;

•                  assigns him duties inconsistent with his current position or substantially and adversely alters his responsibilities;

•                  fails to continue any compensation plan that constitutes a material portion of his compensation; or

•                  changes his primary employment location by more than 35 miles.

Following a qualifying termination, the change in control agreement provides for (i) a lump sum payment to Mr. Nocchiero equal to two times the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation and outplacement services for a period of two years; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.

Mr. Nocchiero will also receive a cash payment equal to the contributions that the Company would have made on his behalf for a period of two years under the Company’s Thrift Savings Plan and the related amounts that the Company would have credited to his account balance under the Company’s Supplemental Benefit and Deferral Plan. If Mr. Nocchiero is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

Mr. Nocchiero will not be obligated to seek other employment in mitigation of the payments and benefits to be provided, and no such other employment will reduce the Company’s obligation to make such payments and to provide such benefits to him under the agreements.

The change in control agreements further provide that, if any of the payments to Mr. Nocchiero become subject to the “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Nocchiero will be entitled to receive an additional gross-up payment such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit that he would have received had the excise tax not been imposed.

Mr. Nocchiero will be required to sign a release of claims at the time of the qualifying termination as a condition to receiving any such payments or benefits from the Company under his change in control agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2007	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Vice President, General Counsel, and Secretary